Exhibit (a)(10)
For Immediate Release
Press Release
7293411 Canada Inc. Completes Acquisition of Optimal Group Inc.
Montréal, Québec (May 21, 2010) — 7293411 Canada Inc. (the “Offeror”) and Optimal Group Inc. (“Optimal”) announced today that 3,874,086 Class “A” shares of Optimal (the “Shares”) have been tendered to the offer made by the Offeror on March 31, 2010 to purchase for US$2.40 per share, in cash, all of the issued and outstanding Shares not already held by the Offeror and its joint actors, including Shares that may become outstanding on the conversion, exchange or exercise of options or warrants. The Offeror has taken up all validly tendered shares.
The Offeror will promptly pay for the accepted Shares validly tendered in the Offer and not withdrawn by providing Computershare Investor Services Inc. (the “Depositary”) with sufficient funds for transmittal to tendering Shareholders. The Depositary will act as the agent of persons who have tendered Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons tendering Shares.
Under no circumstances will interest accrue or be paid by the Offeror or the Depositary on the purchase price for Shares purchased by the Offeror to persons tendering Shares, regardless of any delay in making such payment. Settlement with each Shareholder who has tendered Shares in the Offer will be made by the Depositary forwarding to each such Shareholder a cheque, payable in US funds, representing the cash to which the tendering Shareholder is entitled. Cheques will be issued in the name of the registered holder of the Shares tendered.
In accordance with the support agreement entered into by Optimal and the Offeror on March 16, 2010, the Offeror intends to cause Optimal to call a special meeting of shareholders as soon as reasonably practicable in order to effect a subsequent acquisition transaction pursuant to which the shareholders of Optimal (other than the Offeror and its joint actors) will exchange their Shares for redeemable shares having a redemption price of US$2.40 in cash. Subsequently, Optimal intends to have the Shares de-listed from the NASDAQ and to cause Optimal to cease to be a reporting issuer in Canada and a registrant in the United States.
For more information on the take up and payment of tendered Shares, Optimal shareholders are encouraged to contact Computershare Investor Services Inc. at 1-800-564-6253 (North American Toll Free Number).

Reader Advisory
Certain statements in this news release are forward-looking statements and are prospective in nature. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as “may”, “should”, “will”, “could”, “except”, “intend”, “estimate”, “plan”, “anticipate”, “expect”, “believe”, or “continue” or the negative thereof or similar variations. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. Important factors that could cause actual results to differ materially from the Offeror’s expectations include, among other things, general business and economic conditions and competition within those markets in which Optimal serves as well as specific risks relating to Optimal, such as risks relating to the industries in which Optimal is active generally, conflict policies and general economic conditions and other risks identified in Optimal’s public filings. Such forward-looking statements should, therefore, be construed in light of such factors and the Offeror is under no obligation and expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
Optimal shareholders will be able to obtain all documents filed by Optimal or the Offeror with the SEC and Canadian securities regulators related to the tender offer for no charge at the SEC’s website at www.sec.gov or at www.sedar.com.